EXHIBIT 7.20



                       LIMITED LIABILITY COMPANY AGREEMENT

                                       OF

                                KNIGHT HOLDCO LLC

         This Limited Liability Company Agreement (this "Agreement") of Knight Holdco LLC, dated and effective as of August 28, 2006, is entered into by GS Capital Partners V Fund, L.P., GS Capital Partners V Offshore Fund, L.P., GS Capital Partners V GmbH & CO. KG, GS Capital Partners V Institutional, L.P., GS Global Infrastructure Partners I, L.P. and The Goldman Sachs Group, Inc. (collectively, "GS"), Carlyle Partners IV, L.P. ("Carlyle"), Carlyle/Riverstone Global Energy and Power Fund III, L.P. ("Riverstone") and AIG Knight LLC ("AIG" and, together with GS, Carlyle and Riverstone, the "Investor Members" and each an "Investor Member") and Richard D. Kinder (the "Management Group Member" and, together with the Investor Members, the "Members").

         WHEREAS, Knight Holdco LLC, a Delaware limited liability company (the "Company"), Knight Acquisition Co., a Kansas corporation and wholly owned subsidiary of the Company ("Merger Sub"), and Kinder Morgan, Inc., a Kansas corporation ("Kinder Morgan") are, concurrently with the execution of this Agreement, entering into an Agreement and Plan of Merger (the "Merger Agreement") pursuant to which Merger Sub will be merged with and into Kinder Morgan, with Kinder Morgan surviving that merger on the terms and subject to the conditions set forth in the Merger Agreement (the "Transaction"); and

         WHEREAS, the Company and the Management Group Member are, concurrently with the execution of this Agreement, entering into a voting agreement (the "Voting Agreement"), pursuant to which the Management Group Member agrees, subject to the terms and conditions set forth therein, to vote certain Shares (as defined in the Voting Agreement) in favor of the adoption of the Merger Agreement.

         NOW, THEREFORE, the Members, by execution of this Agreement, hereby form a limited liability company pursuant to and in accordance with the Delaware Limited Liability Company Act (6 Del. C. ss. 18-101, et seq.), as amended from time to time (the "Act"), and hereby agree as follows:

                                   ARTICLE I

                                   DEFINITIONS

         1.1. Definitions. When capitalized in this Agreement, the terms set forth in this Article have the following definitions (capitalized terms used but not defined herein shall have the meanings given to such terms in the Merger Agreement):

         (a) "Equity Commitment Letters" means the letters from each of the Investor Members to the Company, dated as of the date of this Agreement, pursuant to which each of the Investor Members has committed, subject to the terms thereof, to provide or cause to be provided the cash amounts set forth therein.

         (b) "Equity Commitments" means the amounts set forth next to each Member's name on Exhibit A hereto, that such Member has committed to provide to the Company pursuant to and subject to the terms contained in such Member's Equity Commitment Letter or Equity Rollover Commitment Letter, as applicable.

         (c) "Equity Rollover Commitment Letter" means the letter from Richard
D. Kinder, dated as of the date of this Agreement, pursuant to which Richard D. Kinder has committed to contribute to the Company the number of shares of Kinder Morgan common stock set forth therein.

         (d) "Guarantee" means the guarantee letter, dated as of the date of this Agreement, delivered by certain of the Investor Members or their affiliates to Kinder Morgan.

         (e) "Majority Equity" means the Members (other than any Terminating Investor Member or Failing Member) whose aggregate Equity Commitments represent a majority of the Equity Commitments of the Members (other than any Terminating Investor Member or Failing Member).

         (f) "Majority Investor Members" means Investor Members (other than any Terminating Investor Member or Failing Member) whose aggregate Equity Commitments represent a majority of the Equity Commitments of the Investor Members (other than any Terminating Investor Member or Failing Member).

         (g) "Majority Members" means the Management Group Member (other than a Failing Member) and the Majority Investor Members.

                                   ARTICLE II

                             ORGANIZATIONAL MATTERS

         2.1. Name. The name of the limited liability company formed hereby is Knight Holdco LLC (the "Company").

         2.2. Certificates. Henry Cornell is hereby designated as an "authorized person" within the meaning of the Act, and has executed, delivered and filed the Certificate of Formation of the Company with the Secretary of State of the State of Delaware. Upon the filing of the Certificate of Formation with the Secretary of State of the State of Delaware his powers as an "authorized person" ceased, and each Member thereupon became a designated "authorized person" and shall continue as a designated "authorized person" within the meaning of the Act. Subject to Article IV, a Member, as an authorized person within the meaning of the Act, shall execute, deliver and file, or cause the execution, delivery and filing of, all certificates (and any amendments and/or restatements thereof) required or permitted by the Act to be filed with the Secretary of State of the State of Delaware. Subject to Article IV, a Member shall execute, deliver and file, or cause the execution, delivery and filing of, any certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in any other jurisdiction in which the Company may wish to conduct business.



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         2.3. Purposes. The purpose and business of the Company is to enter into the Transaction.

         2.4. Powers. Except as otherwise provided in this Agreement, the Act or any other applicable laws and regulations, the Company shall have the power and authority to take any and all actions that are necessary, appropriate, proper, advisable, incidental or convenient to or for the furtherance of the purposes described herein.

         2.5. Principal Business Office. The principal business office of the Company shall be located at such location as may hereafter be determined by the Members.

         2.6. Registered Office. The address of the Company's registered office in Delaware is c/o the Corporation Service Company, 2711 Centerville Road, Suite 400, City of Wilmington, County of New Castle, Delaware 19808.

         2.7. Registered Agent. The name and address of the registered agent in Delaware for service of process are the Corporation Service Company, 2711 Centerville Road, Suite 400, City of Wilmington, County of New Castle, Delaware 19808.

         2.8. Members. The names and mailing addresses of the Members, and their respective capital contributions, are as follows:






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------------------------------------ ---------------------------- --------------
                                                                     Capital
                   Name                         Address            Contribution
------------------------------------ ---------------------------- --------------
GS Capital Partners V Fund, L.P.     85 Broad Street                  $ 0.33
                                     New York, NY 10004
                                     USA
------------------------------------ ---------------------------- --------------
GS Capital Partners V Offshore       85 Broad Street                  $ 0.17
 Fund, L.P.                          New York, NY 10004
                                     USA
------------------------------------ ---------------------------- --------------
GS Capital Partners V GmbH & CO. KG  85 Broad Street                  $ 0.01
                                     New York, NY 10004
                                     USA
------------------------------------ ---------------------------- --------------
GS Capital Partners V Institutional, 85 Broad Street                  $ 0.11
 L.P.                                New York, NY 10004
                                     USA
------------------------------------ ---------------------------- --------------
GS Global Infrastructure Partners I, 85 Broad Street                  $ 0.38
  L.P.                               New York, NY 10004
                                     USA
------------------------------------ ---------------------------- --------------
The Goldman Sachs Group, Inc.        85 Broad Street                  $ 1.82
                                     New York, NY 10004
                                     USA
------------------------------------ ---------------------------- --------------
Carlyle Partners IV, L.P.            1001 Pennsylvania Ave., NW       $ 1.25
                                     Washington, DC 20004
------------------------------------ ---------------------------- --------------
Carlyle/Riverstone Global Energy     712 Fifth Ave.                   $ 1.25
 and Power Fund III, L.P.            51st Floor
                                     New York, NY 10019
------------------------------------ ---------------------------- --------------
AIG Knight LLC                       50 Danbury Road                  $ 1.60
                                     Wilton, CT 06897-4444
------------------------------------ ---------------------------- --------------
Richard D. Kinder                    500 Dallas Street                $ 3.07
                                     Suite 1000
                                     Houston, TX 77002
------------------------------------ ---------------------------- --------------


         2.9. Officers. The Majority Members may, from time to time as they deem advisable, select natural persons and designate them as officers of the Company (the "Officers") and assign titles (including, without limitation, President, Vice President, Secretary, and Treasurer) to any such person. Unless the


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Majority Members decide otherwise, if the title is one commonly used for officers of a business corporation formed under the Delaware General Corporation Law (the "DGCL"), the assignment of such title shall constitute the delegation to such person of the authorities and duties that are normally associated with that office, except to the extent otherwise limited by this Agreement. An Officer may be removed with or without cause by the Majority Members.

         2.10. Admission of Additional Members. One or more additional members of the Company may be admitted to the Company with the unanimous written consent of the Members, not including the consent of the Terminating Investor Member, if any.

         2.11. Effective Time. This Agreement shall become effective upon the execution of this Agreement by all of the Members and shall be effective until the earlier of (i) the consummation of the Merger under the Merger Agreement, at which time this Agreement shall be amended and restated in accordance with the Amended and Restated Limited Liability Company Agreement of Knight Holdco LLC (the "Amended LLC Agreement"), substantially in the form attached as Exhibit B hereto; provided, however, that Sections 5.7, 5.8 and 5.9 shall continue in full force and effect and be enforceable against the parties to this Agreement, and
(ii) the dissolution of the Company pursuant to Section 6.3. The Members hereby agree that they shall enter into the Amended LLC Agreement upon the consummation of the Merger under the Merger Agreement.

                                  ARTICLE III

                          CAPITALIZATION; DISTRIBUTIONS

         3.1. Capital Contributions. The Members are deemed admitted as Members of the Company upon their execution and delivery of this Agreement. Each Member has contributed the amount set forth in Section 2.8. If the Majority Equity determine that the aggregate Equity Commitments of the Members shall be reduced, the Equity Commitments of each Investor Member shall be reduced pro rata based on their respective Equity Commitments.

         3.2. Additional Contributions. Except to the extent provided in the Equity Commitment Letters or the Equity Rollover Commitment Letter (subject to the terms of such letters and this Agreement), a Member is not required to make any additional capital contribution to the Company, and without unanimous consent of the Members shall not make any additional capital contributions.

         3.3. Distributions. With the exception of the Termination Fee, which shall be distributed as promptly as practicable upon its receipt and allocated in accordance with Section 5.6(a), distributions shall be made to the Members at the times and in the aggregate amounts determined by the Majority Members, and shall be distributed pro rata among the Members in proportion to their respective Equity Commitments. Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make a distribution to the Members on account of their interests in the Company if such distribution would violate the Act or other applicable law.



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                                   ARTICLE IV

                               MEMBERS AND ACTIONS

         4.1. Powers of Members. The Members shall have the power to exercise any and all rights or powers granted to the Members pursuant to the express terms of this Agreement. Members shall not have the authority to bind the Company by virtue of their status as Members.

         4.2. Majority Member Decisions. (a) Except to the extent any Section of this Agreement expressly provides otherwise, the Majority Members, in consultation with all Members, shall make all decisions with respect to all actions taken by the Company or its Subsidiaries (including Merger Sub), including, but not limited to, any decision with respect to the Merger Agreement other than as set forth in Section 4.3; provided, however, that the Majority Members may not cause the Company or Merger Sub to take any action in a way that has a material disproportionate and adverse impact on an Investor Member relative to the other Investor Members without such materially disproportionately and adversely impacted Investor Member's consent, other than action set forth in this Agreement.

         (b) If the Majority Members have agreed to take any action under
Section 4.2(a) (i) to increase or modify the amount or form of the consideration to be offered by the Members to acquire Kinder Morgan in the Transaction (such a decision, a "Change in Merger Consideration") or (ii) to modify or waive, in a manner adverse to the Company or the Investor Members, the provisions of the Merger Agreement relating to the Termination Fee or Reverse Termination Fee (any such action in (i) or (ii), a "Trigger Action"), and any Investor Member declines to consent to such Trigger Action, such Investor Member may terminate its participation in the Transaction (a "Terminating Investor Member") and shall have no obligation to contribute its proportionate share of the Equity Commitments or have any liability by reason of this Agreement, the Merger Agreement, the Equity Commitment Letters, the Guarantees or any related documents (except in respect of prior breaches, if any) other than any obligation or liability pursuant to Sections 5.5, 5.6, 5.7 and Article VI of this Agreement, whether or not the Transaction is ultimately consummated, and the Terminating Investor Member shall be released from any liability under this Agreement, the Merger Agreement, the Equity Commitment Letters, the Guarantees or any related documents, other than as set forth above; provided, however, that if the Terminating Investor Member is subsequently replaced by a new Investor Member that assumes in full the Terminating Investor Member's Equity Commitment, the Terminating Investor Member's obligation to pay its proportionate share of Aggregate Fees and Expenses (as defined below) shall also be assumed by the new Investor Member, provided further that the Terminating Investor Member's obligation to pay its proportionate share of Aggregate Fees and Expenses shall also be reduced pro rata to the extent the Terminating Investor Member's Equity Commitment is accepted by the other Investor Members or new investors pursuant to the last sentence of this Section 4.2(b). The Majority Members must provide two business days' prior written notice of their intention to approve any Trigger Action pursuant to Section 4.2(a). Upon receipt of any such notice, if an Investor Member does not provide written notice to the other Members within two business days of its intent to terminate its participation in the Transaction pursuant to this Section 4.2(b), it shall be deemed to have consented to such Trigger Action. For the avoidance of doubt, in the event an Investor Member terminates its participation in the Transaction, such Terminating Investor Member shall no longer be an Investor Member or a Member of



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the Company, but shall remain bound by the terms of such Investor Member's confidentiality and exclusivity agreement with GS, dated May 2006. In the event an Investor Member terminates its participation in the Transaction, the amount of the Terminating Investor Member's Equity Commitment shall first be offered to the other Investor Members in proportion to their respective Equity Commitments at the time of such termination, and if none or not all of the Terminating Investor Member's Equity Commitment is accepted by the other Investor Members, then the Majority Investor Members (excluding, for this purpose, the Terminating Investor Member) may offer the Terminating Investor Member's Equity Commitment, or remaining portion thereof, to the other Investor Members or to a new investor or investors.

         4.3. Majority Investor Decisions. The Majority Investor Members shall have the exclusive right to make any determination (including with respect to waivers of any conditions and determination as to satisfaction of any conditions) or decision to exercise any rights to terminate the Merger Agreement pursuant to Section 7.1 ("Termination or Abandonment") of the Merger Agreement or to waive any conditions specified under Sections 6.1 ("Conditions to Each Party's Obligation to Effect the Merger") and 6.3 ("Conditions to Obligation of Parent and Merger Sub to Effect the Merger") of the Merger Agreement, including preparatory action relating to any of the foregoing (e.g., writing of letters), which decision or termination shall be absolute and binding on the other Members and shall be exercised in the sole discretion of the Majority Investor Members.

         4.4. Public Announcements. Except as otherwise required by law, including any securities laws or rules of a self-regulatory organization, the content of all public announcements concerning the Transaction issued by any Member shall be subject to the consent of all the Members, which consent shall not be unreasonably withheld.

         4.5. Syndication. No Member may syndicate its Equity Commitment without the prior written consent of the Majority Equity. Notwithstanding anything to the contrary contained in this Agreement, an Investor Member may syndicate its Equity Commitment without the prior written consent of the Majority Equity to its affiliated funds, entities and investment vehicles and to co-investors where the Investor Member retains direct or indirect control over voting and disposition (a "Permitted Assignee"); provided, however, that, other than in the case of syndication by The Goldman Sachs Group, Inc., no such syndication shall relieve such Investor Member of its obligations under this Agreement and its Equity Commitment Letter. At Closing, the Members will cause their respective Permitted Assignees to enter into all documentation necessary to cause such Permitted Assignee to become a Member.

         4.6. Debt Financing. All actions and decisions of the Company or Merger Sub with respect to debt financing (including with respect to existing debt commitments) shall require the approval of the Majority Equity. Without limiting the foregoing, the Majority Equity may cause the Company or Merger Sub to negotiate, enter into and borrow under definitive agreements relating to debt financing to be provided at the Closing.

         4.7. Failing Members. If at the Closing, the conditions to a Member's equity financing commitment set forth in the Equity Commitment Letter or Equity Rollover Commitment Letter, as applicable, are satisfied (it being understood that any decision in accordance with Section 4.3 shall govern such determination) but such Member does not fund its commitment or asserts in


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writing its unwillingness to fund its commitment in violation of this Agreement or its Equity Commitment Letter or Equity Rollover Commitment Letter, as applicable (a "Failing Member"), the non-Failing Members will be entitled, upon the agreement of the Majority Equity (other than the Failing Member(s)), to:

         (a) terminate the Failing Member's participation in the Transaction, it being understood that no such termination shall affect the other Members' rights against such Failing Member with respect to such failure or unwillingness to fund;

         (b) require specific performance of the provisions of such Failing Member's Equity Commitment (and/or limited guaranty, if applicable), whether before or after the Closing, together with any costs of enforcement, the Members hereby acknowledging and agreeing that irreparable damage would occur in the event such provisions were not performed in accordance with the terms therein; and/or

         (c) require payment by the Failing Member in an amount equal to the actual damages caused by such Failing Member (including amounts paid under any Reverse Termination Fee) up to the amount of the entire Reverse Termination Fee plus any out-of-pocket expenses incurred by the non-Failing Members in connection with the Transaction. Notwithstanding any provision in this Agreement to the contrary, no Member shall be liable for damages in excess of the sum of the Reverse Termination Fee plus out-of-pocket expenses incurred by the non-Failing Members in connection with the Transaction as a result of such Member's breach of this Agreement or such Member's Equity Commitment Letter or Equity Rollover Commitment Letter, as applicable.

                                   ARTICLE V

                              ADDITIONAL AGREEMENTS

         5.1. Regulatory Efforts.

         (a) If any Governmental Entity asserts any objections under any antitrust, energy or other regulatory law or regulation with respect to the Transaction in connection with Specified Regulatory Clearances (as defined in the Merger Agreement) that are conditions precedent under the Merger Agreement to the Closing and such objections relate to the activities or investments of an Investor Member or such Investor Member's affiliated funds, such Investor Member will use its reasonable best efforts to take such actions that are within its power and authority as may be necessary to resolve such objections with respect to the Transaction so as to enable the Closing to occur no later than the earlier of (x) the End Date (as defined in the Merger Agreement) and (y) the date all other conditions to Closing have been satisfied (or, if later, 90 days after the date hereof).

         (b) No Member shall commit to take any actions or positions on behalf of the Company with respect to obtaining a clearance or approval from any Governmental Entity for the Transaction without the approval of the Majority Equity. All Members shall make reasonable best efforts to give each Member the opportunity to participate in making any decisions as to actions or positions


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the Company will take with respect to obtaining a clearance or approval from any
Governmental Entity for the Transaction.

         (c) Subject to applicable law, no Member shall, and the Company will not, commit to take any actions or positions on behalf of any other Members in connection with obtaining regulatory clearances without such Member's prior consent.

         5.2. Voting Agreement. All actions and decisions to be taken by the Company or Merger Sub relating to the Voting Agreement, including with respect to any waivers, extensions, amendments, enforcement actions or negotiations relating to any of the foregoing, shall be made or taken by the Majority Investor Members.

         5.3. Equity Commitment Letters. Except as set forth in Section 4.7, all actions and decisions to be taken by the Company relating to any Equity Commitment Letter (other than amendment of any Equity Commitment Letter), including with respect to any waivers, extensions, amendments, enforcement actions or negotiations relating to any of the foregoing, shall be made or taken by the Majority Equity (excluding, for this purpose, the Investor Member signatory thereto).

         5.4. Equity Rollover Commitment Letter. Except as set forth in Section 4.7, all actions and decisions to be taken by the Company relating to the Equity Rollover Commitment Letter, including with respect to any waivers, extensions, amendments, enforcement actions or negotiations relating to any of the foregoing, shall be made or taken by the Majority Investor Members.

         5.5. Information Supplied. Each Member hereby represents, warrants and covenants to the other Members that none of the information supplied in writing by such Member for inclusion or incorporation by reference in the Proxy Statement and the Schedule 13E-3 will cause a breach of the representation and warranty of the Company or Merger Sub set forth in Section 4.3 of the Merger Agreement.

         5.6. Allocation of Termination Fee. (a) Any termination fee or expense reimbursement payment paid by Kinder Morgan or any of its affiliates pursuant to the Merger Agreement (the "Termination Fee") will be applied first (i) to any out-of-pocket expenses and fees incurred by the Members in connection with the Transaction, including legal fees and fees required to be paid to the Members' financial advisor(s) in the event of a termination of the Merger Agreement but excluding fees or expenses incurred pursuant to Section 5.1, and second (ii) to the Investor Members (other than any Failing Member or Terminating Investor Member) or their designees and in proportion to their respective Equity Commitments.

         (b) In the event any termination fee or expense reimbursement payment is required to be paid by the Members (including as a result of any obligation by the Company and/or Merger Sub to pay such a fee or payment under the Merger Agreement) to Kinder Morgan (such fee or payment, a "Reverse Termination Fee"), the Reverse Termination Fee shall be paid by the Investor Members in proportion to their respective Equity Commitments; provided, however, that in the event the Reverse Termination Fee is payable as a result of a breach of this Agreement or such Member's Equity Commitment Letter or Equity Rollover Commitment Letter, as


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applicable, by any Member (such Member, the "Defaulting Member"), the Defaulting
Member shall pay and bear the full responsibility for payment of the Reverse Termination Fee and the Members who are not Defaulting Members (the "Non-Defaulting Members") shall not be required to pay any amount of the Reverse Termination Fee. In the event there are two or more Defaulting Members, the Defaulting Members shall be liable to pay the entire Reverse Termination Fee in proportion to the ratio of the Equity Commitment of each Defaulting Member to the Equity Commitments of the other Defaulting Member(s).

         5.7. Allocation of Expenses. If the Transaction is consummated, the Company shall cause the surviving corporation (i.e., Kinder Morgan) to pay or reimburse each Member (other than a Failing Investor Member) for any and all out-of-pocket fees and expenses incurred by it in connection with the Transaction; provided, that a Terminating Investor Member shall only be entitled to be reimbursed for its fees and expenses incurred prior to such Member becoming a Terminating Investor Member. If the Transaction is not consummated,
(a) each of the Investor Members (including a Failing Investor Member and a Terminating Investor Member) will be responsible for the fees and expenses of legal counsel, accountants, financial advisors and other consultants or advisors and any financing or other fees and expenses incurred by Parent or Merger Sub or by any of the Investor Members in connection with the transactions contemplated by the Merger Agreement, excluding the Management Fees and Expenses (as defined below), but including any expenses incurred in connection with due diligence and the negotiation of the Merger Agreement and any related documents and any regulatory filing fees (the "Group Fees and Expenses") in proportion to their respective Equity Commitments; provided, however, that a Terminating Investor Member shall only be responsible for its proportionate share of the Group Fees and Expenses incurred prior to such Member becoming a Terminating Investor Member, and (b) the Management Group Member shall be responsible for the fees and expenses of (i) Weil, Gotshal & Manges LLP as legal counsel to the Management Group Member and (ii) as identified in Exhibit C hereto (the "Management Fees and Expenses"). Except as provided in the first sentence of this Section 5.7, in no event shall the Investor Members be responsible for the Management Fees and Expenses.

         5.8. Transaction Fee. At the Closing, the Company shall pay a transaction fee to each Investor Member (or its designees) in the amount set forth beside such Investor Member's name on Exhibit D hereto (the "Transaction Fees").

         5.9. Termination of Agreements. The Members hereby agree that upon the consummation of the Merger, the Members shall, or shall cause Kinder Morgan to, as applicable take all actions necessary to effectuate the termination of the following agreements: (i) the exclusivity agreement by and between GS and AIG, dated May 22, 2006; (ii) the exclusivity agreement by and between GS and Carlyle, dated May 22, 2006; (iii) the exclusivity agreement by and between GS and Riverstone, dated May 21, 2006; (iv) the confidentiality agreement by and between Kinder Morgan and AIG, dated June 20, 2006; (v) the confidentiality agreement by and between Kinder Morgan and Carlyle, dated June 20, 2006; (vi) the confidentiality agreement between Kinder Morgan and GS, dated June 20, 2006;
(vii) the confidentiality agreement between Kinder Morgan and Riverstone, dated June 20, 2006; and (viii) the confidentiality agreements between Kinder Morgan and certain members of Kinder Morgan management, dated June 19, 2006.





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         5.10. Contributions With Respect to Guarantees. The Members shall cooperate in defending any claim with respect to which the Investor Members are or any of them is, or is alleged to be, liable to make payments under the Guarantees. Subject to Sections 4.7 and 5.6, each Investor Member agrees to contribute to the amount paid or payable by the other Investor Members in respect of the Guarantees so that each Investor Member will have paid an amount equal to the product of the aggregate amount paid under all of the Guarantees multiplied by a fraction of which the numerator is such Investor Member's Equity Commitment and the denominator is the sum of the Investor Members' Equity Commitments, which amount shall be reduced proportionately based on such Investor Members' respective Equity Commitments for any amounts paid or payable with respect to such Guarantees by any other Investor Member or other person contribution equity to the Company pursuant to the terms of such Investor Member's Equity Commitment Letter.

         5.11. Allocation of Class B Units. The Management Group Member shall allocate the Class B Units (as defined in the Amended LLC Agreement), subject to the prior consent of the Majority Investor Members (such consent not to be unreasonably withheld).

         5.12. Additional Rollover. The Members hereby agree that additional rollovers of Kinder Morgan Stock by stockholders shall be governed by the terms set forth on Exhibit E hereto.

                                   ARTICLE VI

                               GENERAL PROVISIONS

         6.1. Limited Liability. Except as otherwise provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and the Members shall not be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a member of the Company.

         6.2. Assignments/Transfers. Except in connection with a syndication permitted under Section 4.5, a Member may not at any time (i) assign in whole or in part its limited liability company interest in the Company without the prior written consent of all Members or (ii) transfer in whole or in part its limited liability company interest in the Company without the prior written consent of all Members.

         6.3. Dissolution. (a) The Company shall dissolve and its affairs shall be wound up upon the first to occur of the following: (i) the later of (x) the termination of the Merger Agreement by the Company or Kinder Morgan pursuant to
Section 7.1 of the Merger Agreement and (y) the payment of all fees due to the Company thereunder; (ii) the unanimous written consent of the Members; (iii) at any time there are no members of the Company unless the Company is continued in accordance with the Act, or (iv) the entry of a decree of judicial dissolution under Section 18-802 of the Act.

         (b) The bankruptcy of a Member shall not cause such Member to cease to be a member of the Company and, upon the occurrence of such an event, the



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business of the Company shall continue without dissolution.

         (c) In the event of dissolution, the Company shall conduct only such activities as are necessary to wind up its affairs (including the sale of the assets of the Company in an orderly manner), and the assets of the Company shall be applied in the manner, and in the order of priority, set forth in Section 18-804 of the Act.

         (d) Upon the cancellation of the Certificate of Formation of the Company in accordance with the Act, the Company and this Agreement shall terminate.

         6.4. Severability of Provisions. Each provision of this Agreement shall be considered separable, and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Agreement that are valid, enforceable and legal.

         6.5. Entire Agreement. This Agreement constitutes the entire agreement of the Members with respect to the subject matter hereof.

         6.6. Governing Law. This Agreement shall be governed by, and construed under, the laws of the State of Delaware (without regard to conflict of laws principles), all rights and remedies being governed by said laws.

         6.7. Amendments. This Agreement may not be modified, altered, supplemented or amended except pursuant to a written agreement executed by all of the parties hereto.

         6.8. Sole Benefit of the Members. Except as expressly provided in this Agreement, the provisions of this Agreement are intended solely to benefit the Members and, to the fullest extent permitted by applicable law, shall not be construed as conferring any benefit upon any creditor of the Company (and no such creditor shall be a third-party beneficiary of this Agreement), and no Member shall have any duty or obligation to any creditor of the Company to make any contributions or payments to the Company.

                               (signature follows)

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, has duly executed this Agreement as of the date first written above.



 GS CAPITAL PARTNERS V FUND, L.P.

 By:  GSCP V Advisors, L.L.C., its General Partner

 By: /s/Henry Cornell
    ------------------------------------
     Name: Henry Cornell
     Title:

 GS CAPITAL PARTNERS V INSTITUTIONAL, L.P.

 By:  GS Advisors V, L.L.C., its General Partner

 By:  /s/Henry Cornell
    ------------------------------------
     Name: Henry Cornell
     Title:

 GS GLOBAL INFRASTRUCTURE PARTNERS I, L.P.

 By:  GS Infrastructure Advisors 2006, L.L.C., its General Partner

 By: /s/ Joseph Martelliti
    ------------------------------------
     Name: Joseph Martelliti
     Title: Vice President

 GS CAPITAL PARTNERS V OFFSHORE FUND, L.P.

 By:  GSCP V Offshore Advisors, L.L.C, its General Partner

 By: /s/ Henry Cornell
    ------------------------------------
     Name: Henry Cornell
     Title:

 GS CAPITAL PARTNERS V GMBH & CO. KG

 By:  GS Advisors V, L.L.C., its Managing Partner

 By: /s/ Henry Cornell
    ------------------------------------
     Name: Henry Cornell
     Title:

THE GOLDMAN SACHS GROUP, INC.



By: /s/ Elizabeth Beshel
    ------------------------------------
     Name: Elizabeth Beshel
     Title:   Treasurer

CARLYLE PARTNERS IV, L.P.

By:  TC Group IV, L.P., its General Partner

By:  TC Group IV, L.L.C., its General Partner

By: TC Group, L.L.C., its Sole Member

By:  TCG Holdings, L.L.C.



By: /s/ Glenn A. Youngkin
    ------------------------------------
Name:  Glenn A. Youngkin
Title:

CARLYLE/RIVERSTONE GLOBAL ENERGY AND POWER FUND III, L.P.

By:  Carlyle/Riverstone Energy Partners III, L.P., its General Partner

By:  C/R Energy GP III, LLC, its General Partner



By:/s/ Pierre F. Lapeyre, Jr.
    ------------------------------------
Name:  Pierre F. Lapeyre, Jr.
Title:  Authorized Person

AIG KNIGHT LLC



 By:/s/ James McGinnis
    ------------------------------------
     Name:  James McGinnis
     Title:

     /s/Richard D. Kinder
    ------------------------------------
        Richard D. Kinder